UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2022

EDGIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11811 North Tatum Blvd., Suite 3031 Phoenix, AZ	85028
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (602) 850-5000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EGIO	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Effective October 31, 2022, Edgio, Inc. (“Edgio”) announced that Eric Chang, age 49, previously Vice President, Finance and Accounting at Summit Interconnect, Inc. has been named Chief Accounting Officer and effective November 10, 2022 will serve as the Principal Accounting Officer.

Eric Chang joins Edgio as Chief Accounting Officer and will report to the Chief Financial Officer. Mr. Chang brings more than 25 years of experience in network infrastructure and semiconductor industries. Eric brings significant experience overseeing the finance function at publicly traded and private companies. His management experience of the finance and accounting processes includes annual operating plan, credit and collections, financial statement close process, revenue recognition, cost accounting, SEC reporting, SOX compliance, payroll, equity accounting, technical accounting and policy, income taxes and treasury operations.

Mr. Chang is a seasoned executive with a vision for continuous improvement, including performance-driven results in overseeing global finance functions for publicly traded and private companies. Prior to joining Edgio, Mr. Chang was Vice President, Finance and Accounting at Summit Interconnect, Inc., a private equity owned manufacturer of printed circuit boards, since January 2022. From February 2016 to October 2021, Mr. Chang last served as Chief Financial Officer and previously as Principal Accounting Officer at Aviat Networks, Inc., a publicly traded networking company. Prior to Aviat, Mr. Chang was Senior Director, Corporate Controller at Micrel, Incorporated, a semiconductor manufacturer, from November 2013 to February 2016. Mr. Chang began his career with PricewaterhouseCoopers LLP. Eric graduated from Indiana University Bloomington and is a Certified Public Accountant.

Edgio delivered an offer letter to Mr. Chang on October 7, 2022. The offer letter provides that Mr. Chang will commence performance of duties on October 31, 2022 (the “Effective Date”). Mr. Chang will receive a base salary of $320,000 and he is eligible to receive a target annual cash incentive bonus of 40% of his base salary, which shall be prorated for the portion of calendar year 2022 during which Mr. Chang is employed with Edgio. The actual earned annual cash incentive, if any, will be payable upon the achievement of performance goals established or approved by the Board or by the Compensation Committee of the Board.

Edgio will issue to Mr. Chang $330,000 worth of equity awards in the form of Restricted Stock Units (“RSUs”) and an option to purchase shares of Edgio’s common stock (“Options”) pursuant to our Amended and Restated 2007 Equity Incentive Plan (the “Plan”). The initial equity award will be split in value between RSUs and Options, with 50% of the value represented by RSUs and 50% represented by Options. One-fourth (1/4) of the RSUs will vest on November 1, 2023, and the remaining three-fourths (3/4) will vest in equal quarterly installments thereafter for three additional years, provided Mr. Chang continues to be a Service Provider through each such vesting date. One-fourth (1/4) of the Options will vest on the first anniversary of the Effective Date, and the remaining three-fourths (3/4) will vest in 36 equal monthly installments, beginning one month after the first anniversary of the Effective Date, provided Mr. Chang continues to be a Service Provider through each such vesting date. In addition, Mr. Chang will be eligible for an additional $165,000 equity grant subject to approval of certain time and performance goals approved by the Compensation Committee.

In the event that Mr. Chang’s employment is terminated by Edgio without Cause or if Mr. Chang terminates voluntarily for Good Reason, and the termination is not in Connection with a Change of Control, as each such term is defined in the Agreement, Mr. Chang will receive continued payment of his base salary for the year in which the termination occurs for 6 months.

In the event that Mr. Chang’s employment is terminated by Edgio without Cause or if Mr. Chang terminates voluntarily for Good Reason, and the termination is in connection with a Change of Control, as each such term is defined in the Agreement, Mr. Chang will receive continued payment of his base salary for the year in which the termination occurs for 6 months, payment in an amount equal to 50% of Mr. Chang’s Target Annual Incentive for the year in which the termination occurs, and 100% of Mr. Chang’s then outstanding unvested equity awards will vest.

The foregoing description of the offer letter is qualified in its entirety by reference to the Offer of Employment Letter which will be filed as an exhibit to Edgio’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGIO, INC.

Dated: October 31, 2022	/s/ Richard P. Diegnan
Chief Legal Officer & Secretary